As filed with the Securities and Exchange Commission on
                                March 18, 1998
                           Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                                    Under the
                             Securities Act of 1933

                            FRANKLIN RESOURCES, INC.
      -----------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)

                               Delaware 13-2670991
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               (State or Other Jurisdiction of (I.R.S. Employer
              Incorporation or Organization) Identification No.)

                           777 Mariners Island Blvd.,
                               San Mateo, CA 94404
      -----------------------------------------------------------------
        (Address, Including Zip Code, of Principal Executive Offices)

                            FRANKLIN RESOURCES, INC.
                       1998 EMPLOYEE STOCK INVESTMENT PLAN
      -----------------------------------------------------------------
                              (Full Title of Plan)

                             Leslie M. Kratter, Esq.
                          Vice President and Secretary
                            Franklin Resources, Inc.
                           777 Mariners Island Blvd.,
                        San Mateo, California 94404-1585
                                 (650) 312-2000
      -----------------------------------------------------------------
 (Name and Address, Including Zip Code, and Telephone Number, Including Area
                         Code, of Agent For Service)


                                   Copies to:
                             Jeffrey E. Tabak, Esq.
                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                                 (212) 310-8000
                         ---------------------------


                         CALCULATION OF REGISTRATION FEE
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 Title of      Amount to    Proposed     Proposed     Amount of
Securities        be        Maximum      Maximum    Registration
  to be        Registered   Offering     Aggregate      Fee(2)
Registered        (1)       Price Per    Offering
                            Share(2)     Price(2)
-----------------------------------------------------------------
Common Stock,
 par value
$0.10 per
share          4,000,000    $52.65625   $210,625,000    $62,134.38
-----------------------------------------------------------------
(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. (2) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price and the Registration fee are based upon the average of the high and low composite prices per share of the Registrant's Common Stock reported on the New York Stock Exchange on March 12, 1998.
-----------------------------------------------------------------

                                     PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

      Pursuant to Rule 428(b) under the Securities Act of 1933, as amended (the "Act"), information has been, or will be, distributed to employees, officers, directors and others as specified by Rule 428(b)(1) relating to the Franklin Resources, Inc. 1998 Employee Stock Investment Plan (the "Plan"). Such information, together with the documents incorporated by reference herein pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

Item 2.  Registration Information and Employee Plan Annual Information

      The Registrant has delivered, or will cause to be delivered, the documents containing the information specified in this Item 2 to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, the Registrant is not filing such documents with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.


                                     PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Franklin Resources, Inc. (the "Company") with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997; and (iii) the Company's Current Reports on Form 8-K dated October 23, 1997 and January 22, 1998. The description of the Company's Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Company's Certificate of Incorporation, as amended, filed as amended on December 29, 1994 as Exhibits 3(i), 3(ii), 3(iii) and 3(iv) to the Company's Annual Report on Form 10-K for the year ended September 30, 1994 and is also hereby incorporated herein by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

       Not Applicable.

Item 5. Interests of Named Experts and Counsel.

       Not Applicable.

Item 6. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") is applicable to the present and former officers, directors, employees and agents of the Company. This law provides specific statutory rights and limitations on indemnification to such persons involved as plaintiff or defendant in actual or threatened litigation or an investigation by reason of the status of that person as an officer, director, employee or agent of a corporation. Indemnification of such persons for judgments or amounts paid in settlement in civil cases, including attorneys' fees and other expenses is permitted by Section 145(a), provided that the action or civil case is not brought by or in the right of the corporation. In the event of a civil suit or investigation, the officer, director, employee or agent seeking indemnification must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to the best interests of the corporation. In the case where such a person is seeking indemnification for fines and costs in a criminal action, the person must not have had reasonable cause to believe that his conduct was unlawful.

      Indemnification of an officer, director, employee or agent for expenses, including attorneys' fees, in connection with actions brought by or in the right of the corporation is also permitted by Section 145(b), but only where such person was not adjudged to be liable to the corporation. An exception may be made, and indemnification allowed, if a court determines that despite the finding of liability, indemnification for such expenses is proper in view of all the circumstances of the matter.

      Indemnification in the two circumstances described above generally is optional. The DGCL, however, requires that a corporation indemnify a present or former director or officer (but not an employee or agent) who has been successful on the merits in connection with any action described in the two preceding paragraphs. This indemnification includes coverage of expenses, including attorneys' fees. A corporation may choose to indemnify an employee or agent who is successful in such an action, but is not obligated to do so.

      Unless indemnification is ordered by a court, the DGCL also provides procedures for determining whether a person seeking indemnification has met the standard of conduct described in Section 145(a) or 145(b) related to a civil claim or a criminal claim. This determination for a person who is a director or officer at the time of such determination, would be made in varying circumstances by (1) a majority vote of directors who are not party to the action, (2) by a committee of such directors, (3) by independent legal counsel or (4) by the stockholders. No procedural requirements are set forth in the DGCL for determining the standard of conduct for a former director or officer, or for a present or former employee or agent.

      The DGCL also permits the corporation to make an unsecured advance of expenses to a current officer or director for the defense of a civil, criminal, administrative or investigative action. The advance may be made, prior to final determination of the action, if the corporation receives a repayment undertaking by the officer or director that the person will repay the corporation if it is later determined that such person is not entitled to be so indemnified. A corporation is authorized to pay expenses, including attorneys' fees, for a former director or officer or a current or former employee or agent, upon the terms and conditions, if any, that the corporation deems appropriate.

      The above provisions are non-exclusive and indemnification is also permitted by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the DGCL permits the procurement of officers and directors liability insurance by a corporation to insure against various liabilities even if indemnification of such liability may not otherwise be permitted.

      In addition to the above described provisions, the Company's certificate of incorporation eliminates personal liability for a director's breach of fiduciary duty as a director, except: (i) for a breach of the duty of loyalty,
(ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for violations of Section 174 of the DGCL or (v) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL provides that directors shall, under certain circumstances, be jointly and severally liable for willful or negligent violations of Sections 160 and 173 of the DGCL. Section 160 of the DGCL imposes certain requirements with respect to stock repurchases and redemptions, and
Section 173 imposes certain requirements with respect to dividends.

      The Company's by-laws provide that directors, officers, employees and agents who have been successful on the merits or otherwise in a civil or criminal action referred to in Section 145(a) or 145(b) of the DGCL shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection therewith.

      It is the Company's policy to enter into indemnification agreements (the "Indemnification Agreements") with its directors, some of whom are also executive officers (the "Indemnified Persons") and the Company may enter into such agreements with other executive officers in the future. The Indemnification Agreements provide for the prompt indemnification "to the fullest extent permitted by law," and the prompt advancing of attorneys' fees and all other costs, expenses and obligations (collectively, "Expenses") paid or incurred by the Indemnified Person in connection with a Claim. A "Claim" is defined as the investigation, defending, being a witness or otherwise participating in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the Indemnified Person in good faith believes might lead to the institution of any such action, suit or proceeding. In addition, a "Claim" must be related to the fact that the Indemnified Person is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company in such a capacity for another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or must be related to anything done or not done by the Indemnified Person in any such capacity.

      However, the Indemnification Agreements prohibit such indemnification (i) in connection with any Claim initiated by the Indemnified Person against the Company or any director or officer of the Company unless the Company has joined in or consented to such Claim, or (ii) if the Board of Directors or other person or body appointed by the Board of Directors (the "Reviewing Party") determines that such indemnification is not permitted under applicable law. In the event of such determination, the Indemnified Person agrees to reimburse the Company for all amounts that the Company has advanced to the Indemnified Person in respect of such indemnification.

      The Indemnification Agreements also provide: (i) that the Indemnified Person is entitled to indemnification for Expenses to the extent he is successful in defending any Claim, whether on the merits or otherwise, and to partial indemnification if he is entitled to indemnification for some, but not all, of such Expenses, (ii) a mechanism through which the Indemnified Person may seek court relief if the Reviewing Party determines that the Indemnified Person would not be permitted to be indemnified under applicable law and the Indemnification Agreements, (iii) that the Indemnified Person is entitled to indemnification against all Expenses incurred in seeking to collect an indemnity claim from the Company or in seeking to recover under a directors' and officers' liability insurance policy and (iv) that the Company has the burden of proving that the Indemnified Person is not entitled to indemnification in any particular case and that the termination of any Claim by judgment, order, settlement or conviction will not create a presumption that the indemnification is not permitted by applicable law.

      The Indemnification Agreements provide that in the event of a change in control of the Company, the Company will seek legal advice from special, independent counsel selected by the Indemnified Person and approved by the Company with respect to matters thereafter arising concerning rights of the Indemnified Person under the Indemnification Agreements. Additionally, such agreements provide that in the event of a potential change in control, the Company will, upon written request of the Indemnified Person, create and fund a trust to satisfy expenses reasonably anticipated to be incurred in connection with a Claim relating to an indemnifiable event. The Company is not currently, nor does it expect to be, subject to a change in control.

      The rights of the Indemnified Persons under the Indemnification Agreements will not be exclusive of any rights they may have under the DGCL, directors' and officers' liability insurance, the Company's by-laws, or otherwise; however, the Indemnification Agreements will not permit double payment. The Indemnification Agreements, while not requiring that the Company maintain directors' and officers' liability insurance, do require that the Indemnified Person be provided with full coverage under any policy or policies actually obtained. Additionally, the Indemnification Agreements provide that if the Company pays an Indemnified Person pursuant to the Indemnification Agreements, the Company will be subrogated to the Indemnified Person's rights to recover from third parties.

      To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors or other persons, such repeal or limitation will not affect the indemnification of the Indemnified Persons under the Indemnification
Agreements referred to above, because their rights to full protection are contractually assured by the Indemnification Agreements.

      The Company has purchased an insurance policy indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Company as directors and officers.

      The Commission has taken the position that although indemnification by a Registrant for liabilities arising under the Securities Act may be provided as described above, such indemnification is unenforceable because it is against public policy as expressed in the Securities Act. Therefore, if a director, officer or controlling person asserts a claim for indemnification against the Company for any liability arising under the Securities Act, the Company will ask a court of competent jurisdiction to determine whether such indemnification by it is unenforceable as being against public policy as expressed in the Securities Act. Unless in the opinion of counsel for the Company the question has previously been decided by controlling legal precedent, the Company will make this submission to a competent court, and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

     4(a)Registrant's Certificate of Incorporation, as filed November 28, 1969, incorporated by reference to Exhibit (3)(i) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (the "1994 Annual Report")

     4(b)Registrant's Certificate of Amendment of Certificate of Incorporation, as filed March 1, 1985, incorporated by reference to Exhibit (3)(ii) to the 1994 Annual Report

     4(c)Registrant's Certificate of Amendment of Certificate of Incorporation, as filed April 1, 1987, incorporated by reference to Exhibit (3)(iii) to the 1994 Annual Report

     4(d)Registrant's Certificate of Amendment of Certificate of Incorporation, as filed February 2, 1994, incorporated by reference to Exhibit (3)(iv) to the 1994 Annual Report

     4(e)Registrant's By-laws, as filed February 14, 1995, incorporated by reference to Exhibit (3)(v) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994

     4(f)              Franklin Resources, Inc. 1998 Employee Stock
         Investment Plan, incorporated by reference to Appendix A to Registrant's Proxy Statement filed electronically on December 19, 1997

     5                 Opinion and Consent of Weil, Gotshal & Manges LLP
         dated March 18, 1998.

     23(a)        Consent of Coopers & Lybrand L.L.P. dated March 17, 1998.

     23(b)        Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).

     24         Power of attorney (included in the signature pages to this
         Registration Statement).

Item 9.     Undertakings.

      The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (ii) to  reflect in the  Prospectus  any facts or events
            arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                        (iii) to include any material  information  with respect
            to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from Registration by means of a post-effective amendment any of the Securities being registered hereby which remain unsold at the termination of the offering.

            (d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
      Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to he provisions referred to in Item 8 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 18th day of March, 1998.


                                    FRANKLIN RESOURCES, INC.


                                    By:   /s/ Leslie M. Kratter
                                          Leslie M. Kratter
                                          Vice President and Secretary

      The undersigned officers and directors of Franklin Resources, Inc., hereby severally constitute Harmon E. Burns and Leslie M. Kratter, and any of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our name in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8 filed by Franklin Resources, Inc. with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in such capacities to enable Franklin Resources, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


FRANKLIN RESOURCES, INC.


Date: March 18, 1998    By:   /s/Charles B. Johnson
                              Charles B. Johnson, President,
                              Chief Executive Officer and Director

Date: March 18, 1998    By:   /s/ Harmon E. Burns
                              Harmon E. Burns, Executive Vice
                             President and Director

Date: March 18, 1998    By:   /s/ Rupert H. Johnson, Jr.
                              Rupert H. Johnson, Jr., Executive
                              Vice President and Director


Date: March 18, 1998    By:   /s/ Charles E. Johnson
                              Charles E. Johnson, Senior Vice
                             President and Director

Date: March 18, 1998    By:   /s/ Martin L. Flanagan
                              Martin L. Flanagan, Senior Vice
                              President and Chief Financial Officer

Date: March 18, 1998    By:   /s/ Kenneth A. Lewis
                              Kenneth A. Lewis, Vice President and
                              Controller

Date: March 18, 1998    By:   /s/ F. Warren Hellman
                              F. Warren Hellman, Director

Date: March 18, 1998    By:   /s/ Harry O. Kline
                            Harry O. Kline, Director

Date: March 18, 1998    By:   /s/ James A. McCarthy
                              James A. McCarthy, Director

Date: March 18, 1998    By:   /s/ Peter M. Sacerdote
                              Peter M. Sacerdote, Director

Date: March 18, 1998    By:   /s/ Louis E. Woodworth
                              Louis E. Woodworth, Director

                                  Exhibit Index

Exhibit Number          Description

     4(a) Registrant's Certificate of Incorporation, as filed November 28, 1969, incorporated by reference to Exhibit (3)(i) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 (the "1994 Annual Report")

     4(b)   Registrant's    Certificate   of   Amendment   of   Certificate   of
            Incorporation, as filed March 1, 1985, incorporated by reference to Exhibit (3)(ii) to the 1994 Annual Report

     4(c)   Registrant's    Certificate   of   Amendment   of   Certificate   of
            Incorporation, as filed April 1, 1987, incorporated by reference to Exhibit (3)(iii) to the 1994 Annual Report

     4(d)   Registrant's    Certificate   of   Amendment   of   Certificate   of
            Incorporation, as filed February 2, 1994, incorporated by reference to Exhibit (3)(iv) to the 1994 Annual Report

     4(e) Registrant's By-laws, as filed February 14, 1995, incorporated by reference to Exhibit (3)(v) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994

     4(f) Franklin Resources, Inc. 1998 Employee Stock Investment Plan, incorporated by reference to Appendix A to Registrant's Proxy Statement filed electronically on December 19, 1997

     5      Opinion and Consent of Weil, Gotshal & Manges LLP dated March 18,
            1998.

     23(a)  Consent of Coopers & Lybrand L.L.P. dated March 17, 1998.

     23(b) Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5).

     24 Power of attorney (included in the signature pages to this Registration Statement).